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                                                                                            Exhibit 12(c)

                           Entergy Louisiana, Inc.
            Computation of Ratios of Earnings to Fixed Charges and
      Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                             1996      1997      1998      1999     2000
Fixed charges, as defined:
Total Interest                                              $132,412  $128,900  $122,890 $117,247  $111,743
  Interest applicable to rentals                              10,601     9,203     9,564    9,221     6,458
                                                            -----------------------------------------------

Total fixed charges, as defined                              143,013   138,103   132,454  126,468   118,201

Preferred dividends, as defined (a)                           28,234    22,103    20,925   16,006    16,102
                                                            -----------------------------------------------

Combined fixed charges and preferred dividends, as defined  $171,247  $160,206  $153,379 $142,474  $134,303
                                                            ===============================================
Earnings as defined:

  Net Income                                                $190,762  $141,757  $179,487 $191,770  $162,679
  Add:
    Provision for income taxes:
Total Taxes                                                  118,559    98,965   109,104  122,368   112,645
    Fixed charges as above                                   143,013   138,103   132,454  126,468   118,201
                                                            -----------------------------------------------

Total earnings, as defined                                  $452,334  $378,825  $421,045 $440,606  $393,525
                                                            ===============================================

Ratio of earnings to fixed charges, as defined                  3.16      2.74      3.18     3.48      3.33
                                                            ===============================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                2.64      2.36      2.75     3.09      2.93
                                                            ===============================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.




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